Exhibit 99.1

 Network Appliance Announces Preliminary First Quarter Fiscal Year 2008 Results

     SUNNYVALE, Calif.--(BUSINESS WIRE)--Aug. 2, 2007--Network Appliance, Inc. (NASDAQ:NTAP), the leader in advanced networked storage solutions, today announced preliminary results for the first quarter of FY2008. Revenues are expected to be in the range of $684 to $688 million, down approximately 14% to 15% sequentially from the fourth quarter of FY2007 and up approximately 10% to 11% over the same quarter one year ago. GAAP net income per share is expected to be in the range of $0.08 to $0.09 and non-GAAP(1) net income per share is expected to be in the range of $0.19 to $0.20.

     These preliminary results are below the company's previously stated targets issued on May 23, 2007 for a sequential revenue decrease of 6% to 7%, which equates to approximately $745 to $753 million in revenue, and for GAAP net income per share of $0.14 and $0.15, and non-GAAP net income per share of $0.24 to $0.25. Network Appliance will host a conference call this afternoon to discuss these preliminary results. The final results of the first quarter of fiscal year 2008 will be announced on August 15, 2007, after the close of market.

     "We are disappointed with our Q1 results. We believe our performance was impacted by some continued softness in enterprise storage spending, most notably in our existing customer accounts in the U.S. and parts of Europe," said Dan Warmenhoven, CEO of Network Appliance. "However, these same enterprise customers who have slowed their spending tell us that our value proposition remains the best in the industry and we did not see any decline in our competitive win rates."

     Webcast and Conference Call Information

     -- The NetApp(R) preliminary results conference call will be broadcast live via the Internet at http://investors.netapp.com on Thursday, August 2, at 2:00 p.m. Pacific time. This press release and any other information related to the call will also be posted on the Website at that location.

     -- The conference call will also be available live in a listen-only format at (800) 599-9829 in the United States and (617) 847-8703 outside the United States. The pass code for both numbers is 84263943.

     -- A replay will be available for 72 hours following the completion of the live call by dialing (888) 286-8010 in the United States and (617) 801-6888 outside the United States, using replay code 16526483. The Webcast replay will be posted on our Website for at least one year.

     About Network Appliance

     Network Appliance is a world leader in unified storage solutions for today's data-intensive enterprise. Since its inception in 1992, Network Appliance has delivered technology, product, and partner firsts that simplify data management. Information about Network Appliance(TM) solutions and services is available at www.netapp.com.

     "Safe Harbor" Statement under U.S. Private Securities Litigation Reform Act of 1995

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the statements related to the final financial results that we expect to report for our first quarter of fiscal 2008. These forward-looking statements involve risks and uncertainties, and actual results could vary. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the fact that final results for our first quarter of fiscal 2008 could vary materially because of any accounting adjustments made during our quarterly close. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

     (1) Non-GAAP results exclude amortization of intangible assets, in-process research and development, stock compensation, other acquisition-related cost, restructuring charges/recoveries, gain/loss on sales of assets and investments, certain other nonrecurring events, and the related effects on income taxes as well as certain discrete GAAP provisions for income tax matters recognized ratably for non-GAAP purposes.

     Network Appliance Usage of non-GAAP Financials

     The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance. These non-GAAP financial measures exclude amortization of intangible assets, in-process research and development, stock compensation, other acquisition-related cost, restructuring charges/recoveries, gain/loss on sales of assets and investments, certain other nonrecurring events, and the related effects on income taxes as well as certain discrete GAAP provisions for income tax matters recognized ratably for non-GAAP purposes. We have excluded these items in order to enhance investors' understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

     These non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. In addition, we have historically reported similar non-GAAP financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting at this time.

     NetApp is a registered trademark and Network Appliance is a trademark of Network Appliance, Inc. in the U.S. and other countries. All other brands or products are trademarks or registered trademarks of their respective holders and should be treated as such.


                       NETWORK APPLIANCE, INC.
        RECONCILIATION OF NON GAAP PRELIMINARY RESULTS TO GAAP
                   EXPRESSED AS EARNINGS PER SHARE
                          FIRST QUARTER 2008
                             (Unaudited)


                                                     First Quarter
                                                          2008
                                                  --------------------

Non-GAAP Preliminary Results                         $0.19 - $0.20


Adjustments of Specific Items to
     Earnings Per Share for the First
     Quarter 2008:


   Amortization of intangible assets                     (0.01)
   Stock based compensation expense                      (0.11)
   Prior acquisition-related costs                       (0.01)
   Income tax effect                                      0.02
                                                  --------------------
Total Adjustments                                        (0.11)

GAAP Preliminary Results - Earnings Per Share        $0.08 - $0.09


     CONTACT: Network Appliance, Inc.
              Jodi Baumann, 408-822-3974 (Press Contact) jodi@netapp.com
              Ingemar Lanevi, 919-476-5750 (Investor Contact)
              Ingemar@netapp.com
              Billie Fagenstrom, 408-822-6428 (Investor Contact) billief@netapp.com